Exhibit 10.6

VOTING TRUSTEE AGREEMENT

THIS AGREEMENT, made as of December 31, 2006, among LEXINGTON REALTY TRUST, a Maryland real estate investment trust (“Lexington”), THE LEXINGTON MASTER LIMITED PARTNERSHIP (formerly known as The Newkirk Master Limited Partnership), a Delaware limited partnership (the “Operating Partnership” and together with Lexington, the “Company”), and NKT ADVISORS LLC (the “Advisor”).

WHEREAS, the Advisory Agreement, dated November 7, 2005, among Newkirk Realty Trust, Inc., a Maryland corporation (“Newkirk”), the Operating Partnership and the Advisor is being terminated simultaneously with the execution of this Agreement;

WHEREAS, simultaneously herewith, the merger contemplated by that certain Agreement and Plan of Merger, dated as of July 23, 2006 between Lexington and Newkirk (the “Merger Agreement”), pursuant to which Newkirk has merged with and into Lexington, with Lexington being the surviving entity (the “Merger”) is being consummated;

WHEREAS, pursuant to the Merger Agreement, the Advisor is the sole holder of Surviving Special Preferred Stock, $[.01] par value per share of Lexington (the “Special Voting Preferred Stock”);

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto agree as follows:

1.          Special Voting Stock. Pursuant to the requirements of Section 7.1.A(11) of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 31, 2006 (the “Partnership Agreement”), the Advisor shall cast all votes with respect to the Special Voting Preferred Stock in proportion to direction (the “LP Direction Votes”) that the Advisor receives (including abstentions) from the holders of the Special Voting Partnership Units (as defined in the Partnership Agreement) then outstanding, without regard to LP Direction Votes that were not cast. Notwithstanding the foregoing, to the extent Vornado Realty Trust or its affiliates (“Vornado”) are restricted from casting LP Direction Votes with respect to any of their Special Voting Partnership Units on account of Special Voting Preferred Direction Exclusions (as defined in the Partnership Agreement), the Advisor shall be entitled to cast, in its sole discretion, the LP Direction Votes that Vornado is restricted from casting. For example, if at the closing of Merger, 36,000,000 Special Voting Partnership Units are outstanding and at the time of a vote sought by Lexington of the holders of its common shares (“Company Common Shares”), 6,000,000 Special Voting Partnership Units have been redeemed, the Special Voting Preferred Stock would be entitled to 30,000,000 votes. Also assume that 1,000,000 of the Special Voting Partnership Units were then restricted from casting LP Direction Votes pursuant to Special Voting Preferred Direction Exclusions. If there were 20,000,000 LP Direction

Votes cast in favor of the proposal submitted to the holders of the Company Common Shares (including 1,000,000 LP Direction Votes cast by the Advisor as a result of the Special Voting Direction Exclusions), 2,500,000 LP Direction Votes cast against such proposal, 2,500,000 LP Direction Votes abstaining and the holders of 5,000,000 Special Voting Partnership Units did not cast any LP Direction Votes, the Advisor would cast 24,000,000 (80% of 30,000,000) votes of the Special Voting Preferred Stock in favor of the proposal, 3,000,000 (10% of 30,000,000) against the proposal and 3,000,000 (10% of 30,000,000) as an abstention.

2.          Voting Procedure. The Advisor agrees to (i) notify the holders of Special Voting Partnership Units regarding any matter as to which votes or consents are sought by Lexington from the holders of Special Voting Preferred Stock, (ii) provide such holders with copies of materials provided to the Advisor in connection with such vote or consent and (iii) provide such holders with the means with which to indicate their LP Direction Votes.

3.          Term This Agreement shall terminate at such time as there are no longer any Special Voting Partnership Units outstanding.

4.          Notice. Any notice required or permitted under this Agreement shall be in writing and shall be given by being delivered to the following addresses or fax numbers of the parties hereto:

To the Company:

Lexington Realty Trust

One Penn Plaza, Suite 4015

New York, New York, 10119-4015

Fax:  (212) 594-6600

Attention:  T. Wilson Eglin

Joseph S. Bonventre

With a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 E. 55th Street

New York, New York 10022

Telephone: (212) 318-6859

Fax: (212) 230-4090

Attention: Mark Schonberger, Esq.

To the Advisor:

NKT Advisors LLC

7 Bulfinch Place

Suite 500, P.O. Box 9507

Boston, Massachusetts 02114

Telephone: (6117) 570-4600

Fax: (617) 742-4643

Attention: Carolyn Tiffany

5.          No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Advisor partners or joint venturers or impose an liability as such on either of them.

6.          Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement shall not be amended or modified in any respect unless agreed to in writing by the Company and the Advisor.

7.          Governing Law. This agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of New York without reference to the principles of conflicts of law.

8.          Arbitration. Any dispute or controversy between the Advisor or any of its employees and the Company or any of its affiliates arising in connection with this Agreement, any amendment thereof, or the breach thereof shall be determined and settled by arbitration in New York, New York, by a panel of three arbitrators in accordance with the rules of the American Arbitration Association. Any award rendered therein shall be final and binding upon the Company, its affiliates and the Advisor and their respective legal representatives and judgment may be entered in any court having jurisdiction thereof. The expenses of such arbitration shall be paid by the party against whom the award shall entered, unless otherwise directed by the arbitrators.

9.          Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Advisor shall be permitted to assign this Agreement or any of its rights hereunder, and delegate any and all of its responsibilities and obligations hereunder, to any entity controlling, controlled by or under common control with the Advisor whose day to day business and operations are managed and supervised by Michael Ashner, provided that the Advisor shall be fully responsible to the Surviving Entity for all errors or omissions of such assignee. For purposes of this agreement, “control” shall mean the direct or indirect ownership of at least 51% of the beneficial equity interests and voting power of an entity.

10.        Binding Nature of Agreement; Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

11.        Third Party Beneficiaries. The holders of the Special Voting Partnership Units shall be third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement directly against the Advisor and Lexington. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto or any third party beneficiary hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements.

12.        Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

13.        Titles Not to Affect Interpretation. The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

14.        Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

15.        Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part..

16.        Principles of Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections and paragraphs are to the recitals, sections and paragraphs in or to this Agreement unless otherwise specified.

[Signature Page Follows]

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

LEXINGTON REALTY TRUST
By:	/s/ T. Wilson Eglin
Name: T. Wilson Eglin
Title: Chief Executive Officer

THE LEXINGTON MASTER LIMITED PARTNERSHIP
By:	Lex GP-1 Trust, its General Partner
By:	/s/ T. Wilson Eglin
Name: T. Wilson Eglin
Title: Chief Executive Officer

NKT ADVISORS LLC
By:	FUR Holdings LLC, its Managing Member
By:	WEM-FUR Investors LLC, its Managing Member
By:	/s/ Michael L. Ashner
Name: Michael L. Ashner
Title: Managing Member

Voting Trustee Agreement